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400 Somerset St., New Brunswick, NJ 08901

732.342.7600

MAGYAR BANCORP, INC. ANNOUNCES THIRD QUARTER FINANCIAL RESULTS

New Brunswick, New Jersey, July 26, 2013 – Magyar Bancorp (NASDAQ: MGYR) (the “Company”), parent company of Magyar Bank, reported today the results of its operations for the three and nine months ended June 30, 2013.

The Company reported net income of $193,000 for the three months ended June 30, 2013, compared to net income of $173,000 for the three months ended June 30, 2012. The net income for the nine months ended June 30, 2013 was $133,000 compared to net income of $214,000 for the nine months ended June 30, 2012.

The net income per share was $0.03 for both the three months ended June 30, 2013 and June 30, 2012. The net income per share was $0.02 for the nine months ended June 30, 2013 compared to net income per share of $0.04 earned for the nine months ended June 30, 2012.

“We continued to make significant progress during the third quarter in selling Other Real Estate Owned”, stated John Fitzgerald, President and Chief Executive Officer.  “On a linked quarter basis, Other Real Estate Owned decreased by $1.3 million with the sale of six properties during the third quarter. In addition, total loans receivable grew in the third quarter which will further enhance interest income in the current quarter, and we expect this positive momentum to continue as we head into the final quarter of our fiscal year.”

Results from Operations for the Three Months Ended June 30, 2013

Net income increased $20,000, or 11.3%, to $193,000 during the three-month period ended June 30, 2013 compared with the three-month period ended June 30, 2012 due to higher net interest and dividend income, which increased $145,000, or 3.9%. Partially offsetting lower non-interest income and higher non-interest expenses were lower provisions for loan loss.

Net interest and dividend income increased $145,000 to $3.9 million for the three months ended June 30, 2013 from $3.7 million for the three months ended June 30, 2012. The Company’s net interest margin increased 11 basis points to 3.30% for the quarter ended June 30, 2013 compared to 3.19% for the quarter ended June 30, 2012. The yield on interest-earning assets fell 21 basis points to 4.22% for the three months ended June 30, 2013 from 4.43% for the three months ended June 30, 2012 primarily due to the lower interest rate environment. The cost of interest-bearing liabilities fell 31 basis points to 1.07% for the three months ended June 30, 2013 from 1.38% for the three months ended June 30, 2012. The decrease in the cost of interest-bearing liabilities was attributable to the lower rate environment and a more favorable funding composition comprised of a larger percentage of lower-cost deposit account balances.

Interest and dividend income decreased $222,000, or 4.3%, to $5.0 million for the three months ended June 30, 2013 from $5.2 million for the three months ended June 30, 2012. The decrease was attributable to a 21 basis point decrease in the yield on such assets to 4.22%, which more than offset a $1.8 million, or 0.4%, increase in the average balance of interest-earning assets for the quarter ended June 30, 2013 compared with the prior year period. Interest expense decreased $367,000, or 25.4%, to $1.1 million for the three months ended June 30, 2013 from $1.4 million for the three months ended June 30, 2012. The average balance of interest-bearing liabilities decreased $14.7 million, or 3.5%, between the two periods, while the cost on such liabilities fell 31 basis points to 1.07% for the quarter ended June 30, 2013 compared with the prior year period.

The provision for loan losses was $254,000 for the three months ended June 30, 2013 compared to $340,000 for the three months ended June 30, 2012. The provision for loan losses decreased during the current period compared with the prior year period due to lower levels of loan charge-offs. Net recoveries were $162,000 for the three months ended June 30, 2013 compared to net charge-offs of $547,000 for the three months ended June 30, 2012. The Company recorded charge-offs of $122,000 and recoveries of $284,000 during the three months ended June 30, 2013.

The loan charge-offs during the three months ended June 30, 2013 resulted from write-downs of two impaired loans. A $99,000 non-performing commercial loan secured by assets of the business was entirely charged off and $23,000 was charge-off from a $644,000 non-performing construction loan based on an updated appraisal of the collateral securing the loan. There were two partial recoveries totaling $284,000 recorded during the quarter from previously written down construction loans.

Non-interest income decreased $103,000, or 20.8%, to $393,000 during the three months ended June 30, 2013 compared to $496,000 for the three months ended June 30, 2012. The decrease was attributable to lower gains on the sales of investment securities and lower service charge income. The Company recorded gains totaling $57,000 from the sale of investment securities during the three months ended June 30, 2013, which decreased $81,000, or 58.7%, from the prior year period. In addition, service charge income decreased $33,000, or 12.7%, to $226,000 due to lower loan fees and late charges recorded during the current year period.

During the three months ended June 30, 2013, non-interest expenses increased $99,000 to $3.7 million from $3.6 million for the three months ended June 30, 2012 due to higher compensation and benefit expenses, which increased $116,000, or 6.5%, due to annual merit increases and higher employee medical benefit expenses.

The Company recorded tax expense of $78,000 for the three months ended June 30, 2013, compared to $69,000 for the three months ended June 30, 2012. The increase was due to higher income from operations between the two periods.

Results from Operations for the Nine Months Ended June 30, 2013

The Company recorded net income of $133,000 during the nine month period ended June 30, 2013 compared to net income of $214,000 for the nine month period ended June 30, 2012. Net income decreased $81,000 due primarily to higher provisions for loan loss, which increased $662,000, or 64.1%, during the nine months ended June 30, 2013. Offsetting the higher provisions for loan loss was higher net interest and dividend income, which increased $289,000, or 2.6%, and lower non-interest expenses, which decreased $353,000, or 3.1%.

The net interest margin increased by 14 basis points to 3.29% for the nine months ended June 30, 2013 compared to 3.15% for the nine months ended June 30, 2012. The yield on interest-earning assets fell 19 basis points to 4.26% for the nine months ended June 30, 2013 from 4.45% for the nine months ended June 30, 2012 primarily due to the lower rate environment. The cost of interest-bearing liabilities fell 33 basis points to 1.11% for the nine months ended June 30, 2013 from 1.44% for the nine months ended June 30, 2012. The decrease in the cost of interest-bearing liabilities was attributable to the lower rate environment and a more favorable funding composition comprised of a larger percentage of lower-cost deposit account balances.

Interest and dividend income decreased $888,000, or 5.7%, to $14.8 million for the nine months ended June 30, 2013 from $15.7 million for the nine months ended June 30, 2012. The average balance of interest-earning assets decreased $5.7 million, or 1.2%, while the yield on assets decreased 19 basis points to 4.26% for the nine months ended June 30, 2013 compared with the prior year period. Interest expense decreased $1.2 million, or 25.9%, to $3.4 million for the nine months ended June 30, 2013 from $4.6 million for the nine months ended June 30, 2012. The average balance of interest-bearing liabilities decreased $16.7 million, or 4.0%, between the two periods while the cost on such liabilities fell 33 basis points to 1.11% for the nine months ended June 30, 2013 compared with the prior year period.

The provision for loan losses was $1.7 million for the nine months ended June 30, 2013 compared to $1.0 million for the nine months ended June 30, 2012. Net charge-offs were $2.0 million for the nine months ended June 30, 2013 compared to $1.0 million for the nine months ended June 30, 2012.

The loan charge-offs during the nine months ended June 30, 2013 resulted primarily from additional write-downs of loans previously deemed impaired. Thirteen non-performing loans secured by real estate totaling $8.2 million were written down by $2.1 million for the nine months based on updated valuations of the real estate securing the loans. Of these thirteen loans, three totaling $2.9 million at September 30, 2012 were transferred to other real estate owned. In addition, the Company wrote down five commercial loans by $174,000 and one personal consumer loan totaling $12,000 during the nine months ended June 30, 2013. Offsetting the charge-offs were three partial recoveries totaling $304,000 received during the nine month period.

Non-interest income decreased $162,000, or 10.0%, to $1.5 million for the nine months ended June 30, 2013 from $1.6 million for the nine months ended June 30, 2012. The decrease was attributable to lower gains on the sales of investment securities. Gains on the sale of available-for-sale investment securities decreased $166,000 to $120,000 for the nine months ended June 30, 2013 from $286,000 for the nine months ended June 30, 2012.

Non-interest expenses decreased $353,000, or 3.1%, to $11.1 million during the nine months ended June 30, 2013 from $11.5 million for the nine months ended June 30, 2012. With the exception of data processing expenses, which increased $31,000, or 7.6%, due to the Bank’s core systems conversion in June 2012, and compensation and benefits expense, which increased $29,000, or 0.5%, all other categories of non-interest expenses decreased during the current year period. OREO expenses decreased $224,000, or 32.0%, loan servicing expenses decreased $57,000, or 21.3%, professional fees decreased $51,000, or 6.6% and other expenses decreased $39,000, or 4.1%.

The Company recorded a tax benefit of $67,000 for the nine months ended June 30, 2013, compared to a tax expense of $34,000 for the nine months ended June 30, 2012.

Balance Sheet Comparison

Total assets increased $23.6 million, or 4.6%, to $532.4 million during the nine months ended June 30, 2013 from $508.8 million at September 30, 2012. The increase was attributable to higher balances of investment securities, loans receivable, and cash and cash equivalents.

Cash and interest bearing deposits with banks increased $3.7 million, or 37.1%, to $13.8 million at June 30, 2013 from $10.0 million at September 30, 2012. The increase was attributable to strong deposit inflows in non-interest bearing checking account balances.

Investment securities increased $12.9 million to $70.8 million at June 30, 2013 from $57.9 million at September 30, 2012. The Company purchased $30.9 million of U.S. Government-sponsored enterprise obligations, received repayments totaling $12.9 million and sold securities totaling $4.2 million during the nine months ended June 30, 2013.

Total loans receivable increased $5.9 million during the nine months ended June 30, 2013 to $394.9 million and were comprised of $155.2 million (39.3%) one-to-four family residential mortgage loans, $154.6 million (39.2%) commercial real estate loans, $32.5 million (8.2%) commercial business loans, $23.2 million (5.9%) construction loans, $21.1 million (5.3%) home equity lines of credit and $8.3 million (2.1%) other loans. Expansion of the portfolio during the nine months ended June 30, 2013 occurred primarily in commercial real estate and construction loans, which increased $5.8 million and $5.2 million, respectively.

Total non-performing loans decreased by $3.5 million to $16.6 million at June 30, 2013 from $20.1 million at September 30, 2012. The ratio of non-performing loans to total loans decreased to 4.2% at June 30, 2013 from 5.2% at September 30, 2012.

Included in the non-performing loan totals were twenty-nine residential mortgage loans totaling $8.1 million, six construction loans totaling $4.3 million, six commercial real estate loans totaling $2.7 million, seven home equity lines of credit totaling $859,000, and three commercial business loan totaling $658,000.

During the nine months ended June 30, 2013, the allowance for loan losses decreased $258,000 to $3.6 million. The decrease in the allowance for loan loss was primarily the result of higher net loan charge-offs than provisions for loan loss. The allowance for loan losses as a percentage of non-performing loans increased to 21.7% at June 30, 2013 compared with 19.2% at September 30, 2012. At June 30, 2013, the Company’s allowance for loan losses as a percentage of total loans was 0.91% compared with 0.99% at September 30, 2012. Future increases in the allowance for loan losses may be necessary based on the growth of the loan portfolio, the change in composition of the loan portfolio, possible future increases in non-performing loans and charge-offs, and the possible continuation of the current adverse economic environment.

Other real estate owned increased $1.3 million to $14.7 million at June 30, 2013 from $13.4 million at September 30, 2012. During the three months ended June 30, 2013, the Bank sold six properties totaling $1.3 million for a net loss of $31,000. During the nine months ended June 30, 2013, the Bank sold ten properties totaling $2.1 million for a loss of $76,000 and added five properties totaling $3.1 million resulting from foreclosure of collateral securing non-performing loans. The Bank is determining the proper course of action for its other real estate owned, which may include holding the properties until the real estate market improves, selling the properties to a developer and completing partially completed homes for either rental or sale.

Total deposits increased $27.5 million, or 6.6%, to $444.0 million during the nine months ended June 30, 2013. The increase in deposits occurred in non-interest bearing checking accounts, which increased $33.6 million, or 66.1%, to $84.5 million and certificates of deposit (including individual retirement accounts), which increased $3.5 million, or 2.2%, to $162.0 million and money market accounts, which increased $285,000, or 0.3% to $107.8 million. Offsetting these increases were decreases in interest-bearing checking accounts, which decreased $9.9 million, or 22.4%, to $34.4 million, and savings accounts, which decreased $26,000, or 0.1%, to $55.3 million. The Company’s ability to fund its loan and investment activity with checking account balances contributed to the increase in its net interest margin.

Included with the total deposits at June 30, 2013 were $7.0 million in brokered certificates of deposit. At September 30, 2012 brokered certificates of deposit were $7.5 million.

The Company did not repurchase any shares during the nine months ended June 30, 2013. Through June 30, 2013, the Company had repurchased 81,000 shares at an average price of $8.33 pursuant to the second stock repurchase plan, which has reduced outstanding shares to 5,811,394.

The Company’s book value per share decreased to $7.70 at June 30, 2013 from $7.75 at September 30, 2012. The decrease was due to the Company’s results of operations for the nine months ended June 30, 2013, which included a $245,000 decrease in stockholders’ equity due to a $439,000 increase in other comprehensive loss.

About Magyar Bancorp

Magyar Bancorp is the parent company of Magyar Bank, a community bank headquartered in New Brunswick, New Jersey. Magyar Bank has been serving families and businesses in Central New Jersey since 1922 with a complete line of financial products and services. Today, Magyar operates five branch locations in New Brunswick, North Brunswick, South Brunswick, Branchburg, and Bridgewater. Please visit us online at www.magbank.com.

Forward Looking Statements

This press release contains statements about future events that constitute forward-looking statements within the meaning of the Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward- looking terminology, such as “may,” “will,” “believe,” “expect,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those risks previously disclosed in the Company’s filings with the SEC, general economic conditions, changes in interest rates, regulatory considerations, competition, technological developments, retention and recruitment of qualified personnel, and market acceptance of the Company’s pricing, products and services, and with respect to the loans extended by the Bank and real estate owned, the following: risks related to the economic environment in the market areas in which the Bank operates, particularly with respect to the real estate market in New Jersey; the risk that the value of the real estate securing these loans may decline in value; and the risk that significant expense may be incurred by the Company in connection with the resolution of these loans. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Contact: John Reissner, 732.214.2083

MAGYAR BANCORP, INC. AND SUBSIDIARY

Selected Financial Data

(Dollars in Thousands, Except Per Share Data)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2013	2012	2013	2012

Income Statement Data:
Interest and dividend income	$4,958	$5,180	$14,796	$15,684
Interest expense	1,077	1,444	3,376	4,553
Net interest and dividend income	3,881	3,736	11,420	11,131
Provision for loan losses	254	340	1,695	1,033
Net interest and dividend income after
provision for loan losses	3,627	3,396	9,725	10,098
Non-interest income	393	496	1,462	1,624
Non-interest expense	3,749	3,650	11,121	11,474
Income before income tax benefit	271	242	66	248
Income tax expense (benefit)	78	69	(67)	34
Net income	$193	$173	$133	$214

Per Share Data:
Basic earnings per share	$0.03	$0.03	$0.02	$0.04
Diluted earnings per share	$0.03	$0.03	$0.02	$0.04
Book value per share, at period end	$7.70	$7.71	$7.70	$7.71

Selected Ratios (annualized):
Return on average assets	0.15%	0.13%	0.03%	0.05%
Return on average equity	1.72%	1.55%	0.39%	0.64%
Net interest margin	3.30%	3.19%	3.29%	3.15%

	June 30,	September 30,
	2013	2012
Balance Sheet Data:
Assets	$532,461	$508,846
Loans receivable	395,516	389,128
Allowance for loan losses	3,600	3,858
Investment securities - available for sale, at fair value	16,307	16,786
Investment securities - held to maturity, at cost	54,487	41,068
Deposits	444,026	416,518
Borrowings	37,333	41,503
Shareholders' Equity	44,760	45,005

Asset Quality Data:
Non-performing loans	$16,618	$20,074
Other real estate owned	14,658	13,381
Total non-performing assets	31,276	33,455
Allowance for loan losses to non-performing loans	21.66%	19.22%
Allowance for loan losses to total loans receivable	0.91%	0.99%
Non-performing loans to total loans receivable	4.20%	5.16%
Non-performing assets to total assets	5.87%	6.57%
Non-performing assets to total equity	69.87%	74.34%